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FORM 12b-25                                       SEC File Number 0-21275
                                                 CUSIP Number 932666 10 0

                    NOTIFICATION OF LATE FILING

                             (Check One)
( ) Form 10-K     ( ) Form 11-K     ( ) Form 20-F     (X) Form 10-Q

          For Period Ended:     June 30, 1998
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     Read Attached Instruction Sheet Before Preparing Form.
                    Please Print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

          Not Applicable.
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Part I -- Registrant Information
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     Full Name of Registrant: Enter Tech Corp.
     Former Name if Applicable:  Walnut Capital, Inc.
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  Address of Principal Executive Office (Street and Number):

     430 East 6th Street
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  City, State and Zip Code:  Loveland, Colorado  80537
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Part II -- Rules 12b-25 (b) and (c)
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          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    [X]  (b)   The subject annual report/portion thereof will be filed
               on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
               and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative
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     State below in reasonable detail the reasons why the Form 10-K,
     11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

          The Registrant is in the process of obtaining a new auditor who wants to review the 10-Q before it is filed.

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Part IV -- Other Information
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     (1)  Name and telephone number of person to contact in regard to this notification:

           Josh Foss                970           669-5292
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            (Name)              (Area Code)   (Telephone Number)

     (2)  Have all other periodic reports required
          (under Section 13 or 15(d) of the
          Securities Exchange Act of 1934) during      [X] Yes [ ] No
          the preceding 12 months (or for such
          shorter period that the registrant was
          required to file such reports) been filed?
          If answer no identify report(s).


     (3)  Is it anticipated that any significant
          change in results of operations from the
          corresponding period for the last fiscal     [ ] Yes [X] No
          year will be reflected by the earnings
          statements to be included in the subject report or portion thereof?

          Registrant was not subject to the Commission's reporting requirements for the corresponding period for the last fiscal year.


                     Enter Tech Corp.
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           (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




(Date)                         8/14/98
BY(Signature)                  /s/ Josh Foss
(Name and Title)               Josh Foss, President